Exhibit 2

British American Tobacco p.l.c.

TR-1: Notification of major holdings

1a. Identity of the issuer or the underlying issuer of existing shares to which voting rights are attached:		British American Tobacco p.l.c.
1b. Please indicate if the issuer is a non-UK issuer (please mark with an “X” if appropriate)
Non-UK issuer
2. Reason for the notification (please mark the appropriate box or boxes with an “X”)
An acquisition or disposal of voting rights				X
An acquisition or disposal of financial instruments
An event changing the breakdown of voting rights
Other (please specify):
3. Details of person subject to the notification obligation
Name		The Capital Group Companies, Inc. (“CGC”)
City and country of registered office (if applicable)		Los Angeles, CA 90071, USA
4. Full name of shareholder(s) (if different from 3.)
Name		N/A
City and country of registered office (if applicable)
5. Date on which the threshold was crossed or reached:		3 January 2020
6. Date on which issuer notified (DD/MM/YYYY):		6 January 2020
7. Total positions of person(s) subject to the notification obligation
	% of voting rights attached to shares (total of 8. A)	% of voting rights through financial instruments (total of 8.B 1 + 8.B 2)	Total of both in % (8.A + 8.B)	Total number of voting rights of issuer
Resulting situation on the date on which threshold was crossed or reached	12.0049%	0.0000%	12.0049%	2,293,875,148
Position of previous notification (if applicable)	11.0532%	0.0000%	11.0532%

8. Notified details of the resulting situation on the date on which the threshold was crossed or reached
A: Voting rights attached to shares
Class/type of shares ISIN code (if possible)	Number of voting rights		% of voting rights
	Direct (Art 9 of Directive 2004/109/EC) (DTR5.1)	Indirect (Art 10 of Directive 2004/109/EC) (DTR5.2.1)	Direct (Art 9 of Directive 2004/109/EC) (DTR5.1)	Indirect (Art 10 of Directive 2004/109/EC) (DTR5.2.1)
Ordinary Shares (ISIN:GB0002875804)		249,434,817		10.8739%
ADRs (ISIN:US1104481072)		25,941,762		1.1309%

SUBTOTAL 8. A	275,376,579		12.0049%

B 1: Financial Instruments according to Art. 13(1)(a) of Directive 2004/109/EC (DTR5.3.1.1 (a))
Type of financial instrument	Expiration date	Exercise/ Conversion Period	Number of voting rights that may be acquired if the instrument is exercised/converted.	% of voting rights
N/A

SUBTOTAL 8. B 1

B 2: Financial Instruments with similar economic effect according to Art. 13(1)(b) of Directive 2004/109/EC (DTR5.3.1.1 (b))
Type of financial instrument	Expiration date	Exercise/ Conversion Period	Physical or cash settlement	Number of voting rights	% of voting rights
N/A

SUBTOTAL 8.B.2

9. Information in relation to the person subject to the notification obligation (please mark the applicable box with an “X”)
Person subject to the notification obligation is not controlled by any natural person or legal entity and does not control any other undertaking(s) holding directly or indirectly an interest in the (underlying) issuer

Full chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held starting with the ultimate controlling natural person or legal entity (please add additional rows as necessary)
			X
Name	% of voting rights if it equals or is higher than the notifiable threshold	% of voting rights through financial instruments if it equals or is higher than the notifiable threshold	Total of both if it equals or is higher than the notifiable threshold
The Capital Group Companies, Inc. Holdings by CG Management companies are set out below:	12.0049%	0.0000%	12.0049%
● Capital Bank & Trust Company[2]
● Capital International, Inc.[1]
● Capital International Limited[1]
● Capital International Sàrl[1]
● Capital Research and Management Company[2]	11.7498%	0.0000%	11.7498%
[1]Indirect subsidiaries of Capital Research and Management Company. [2]Subsidiary of The Capital Group Companies, Inc.

10. In case of proxy voting, please identify:
Name of the proxy holder		N/A
The number and % of voting rights held		N/A
The date until which the voting rights will be held		N/A

11. Additional information
The Capital Group Companies, Inc. (“CGC”) is the parent company of Capital Research and Management Company (“CRMC”) and Capital Bank & Trust Company (“CB&T”). CRMC is a U.S.-based investment management company that serves as investment manager to the American Funds family of mutual funds, other pooled investment vehicles, as well as individual and institutional clients. CRMC and its investment manager affiliates manage equity assets for various investment companies through three divisions, Capital Research Global Investors, Capital International Investors and Capital World Investors. CRMC is the parent company of Capital Group International, Inc. (“CGII”), which in turn is the parent company of four investment management companies (“CGII management companies”): Capital International, Inc., Capital International Limited, Capital International Sàrl and Capital International K.K. CGII management companies and CB&T primarily serve as investment managers to institutional and high net worth clients. CB&T is a U.S.-based investment management company that is a registered investment adviser and an affiliated federally chartered bank.

Neither CGC nor any of its affiliates own shares of your company for its own account. Rather, the shares reported on this Notification are owned by accounts under the discretionary investment management of one or more of the investment management companies described above.

Place of completion	Los Angeles, CA, USA
Date of completion	6 January 2020

Name of duly authorised officer of issuer responsible for making notification:

O Martin
Assistant Secretary
British American Tobacco p.l.c.

7 January 2020

Enquiries:
Investor Relations
Mike Nightingale/Rachael Brierley/John Harney
+44 20 7845 1180/1519/1263